Exhibit 6.8

INTELLECTUAL PROPERTY ACQUISITION AGREEMENT

THIS INTELLECTUAL PROPERTY ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of February 27, 2026 (the “Effective Date”), by and between Naoris Quantum Protocol Inc., a Nevada Corporation having its principal place of business at 304 S. Jones Blvd, Suite 1202, Las Vegas, NV 89107, United States (“Purchaser”), and David Carvalho, a Portuguese citizen having his address at Rua Manuel Barbuda e Vasconcelos, House nr 3, 4 AS 3810-498 Aveiro, Portugal (“Seller”). Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns or has rights to certain intellectual property assets;

WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell, assign, transfer, and convey to Purchaser, all of Seller’s right, title, and interest in and to certain intellectual property assets, on the terms and conditions set forth in this Agreement; and

WHEREAS, in connection with such acquisition, Seller has agreed to execute and deliver to Purchaser an assignment of intellectual property in the form attached hereto as Exhibit A (the “IP Assignment”) and as further described herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

ARTICLE I. DEFINITIONS

1.1	“Acquired IP” means, collectively, (a) the intellectual property specifically identified and described on Schedules A-F attached hereto (the “Scheduled IP”), and specifically identified and (b) all other Intellectual Property, whether now existing or hereafter arising, that is conceived, created, developed, reduced to practice, authored, acquired, owned, controlled, or otherwise held by Seller and that is directed to, related to, derived from, supportive of, integrated with, interoperable with, or otherwise associated with the Naoris Protocol solutions, including without limitation any technology, software, source code, object code, firmware, algorithms, consensus mechanisms (including dPoSec), blockchain infrastructure, cryptographic systems, cybersecurity frameworks, validation layers, documentation, technical specifications, white papers, trade secrets, know-how, trademarks, service marks, domain names, databases, inventions, patent rights, copyrights, mask works, moral rights (to the extent assignable), and all applications, registrations, continuations, divisionals, continuations-in-part, reissues, extensions, renewals, and foreign counterparts thereof and as further define in this Article I. For the avoidance of doubt, the parties intend that the transfer effected hereby includes not only the Scheduled IP, but also any and all Intellectual Property assets that are reasonably necessary for, used in connection with, or materially related to the development, commercialization, protection, operation, or expansion of the Naoris Protocol solutions, whether or not specifically identified on Schedules A-F.

1.2	“Acquired Patents” means (i) the patents and patent applications listed on Schedule A attached hereto, (ii) all patents that have issued or may issue from such applications, (iii) all continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing, (iv) all foreign counterparts of any of the foregoing, and (v) all rights of priority in any of the foregoing.

1.3	“Acquired Trademarks” means (i) the trademarks, service marks, trade names, and applications therefor listed on Schedule B attached hereto, (ii) all registrations that have issued or may issue from such applications, (iii) all common law rights related thereto, (iv) all goodwill associated therewith, (v) all foreign counterparts of any of the foregoing, and (vi) all rights of priority in any of the foregoing.

1.4	“Acquired Copyrights” means (i) the copyright registrations and applications listed on Schedule C attached hereto, (ii) all registrations that have issued or may issue from such applications, (iii) all works of authorship, whether or not registered or published, that are the subject matter of such registrations and applications, (iv) all moral rights related thereto, (v) all foreign counterparts of any of the foregoing, and (vi) all rights of priority in any of the foregoing.

1.5	“Acquired Trade Secrets” means all trade secrets, know-how, inventions (whether or not patentable), processes, methods, techniques, formulae, algorithms, specifications, research and development information, technology, technical data, and other confidential or proprietary information owned by Seller and used or held for use in connection with the Acquired IP, including those listed on Schedule D attached hereto.

1.6	“Acquired Domain Names” means the internet domain names listed on Schedule E attached hereto and all registrations, applications, and renewals related thereto.

1.7	“Acquired Software” means all computer software, databases, compilations, and data, whether in source code or object code form, owned by Seller and used or held for use in connection with the Acquired IP, including those listed on Schedule F attached hereto.

1.8	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

1.9	“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

1.10	“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.11	“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

1.12	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

1.13	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

1.14	“Naoris Protocol Solutions” means the suite of products, services, platforms, software systems, protocols, applications, blockchain infrastructure, cybersecurity technologies, decentralized validation systems, artificial intelligence security modules, cryptographic implementations (including post-quantum cryptography), smart contract frameworks, validator systems, APIs, developer tools, dashboards, interfaces, token participation infrastructure (if any), and related documentation, materials, and improvements that are branded, marketed, developed, or commercialized under or in connection with the Naoris Protocol or any derivative branding thereof, whether existing as of the Effective Date or developed thereafter.

1.15	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

1.16	“Transaction Documents” means this Agreement, the IP Assignment, and all other agreements, instruments, and documents required to be delivered by any Party at or prior to the Closing.

ARTICLE II. PURCHASE, SALE AND ASSIGNMENT

2.1	Purchase and Sale of Acquired IP. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of any Encumbrances, all of Seller’s right, title, and interest in and to the Acquired IP.

2.2	Purchase Price. The aggregate purchase price for the Acquired IP shall be US Fifty Thousand Dollars ($50,000 USD) (the “Purchase Price”). Purchaser shall pay the Purchase Price to Seller at the Closing in a manner agreeable to the Parties.

2.3	Assignment. Seller hereby irrevocably and unconditionally sells, assigns, transfers, conveys, and delivers to Purchaser, effective as of the Effective Date, all right, title, and interest throughout the world in and to:

2.3.1	The Acquired IP, including but not limited to the intellectual property specifically identified on Schedules A-F (the “Scheduled IP”),; and

2.3.2	Any and all Intellectual Property of any kind or nature whatsoever, whether now existing or hereafter arising, that is conceived, created, authored, developed, reduced to practice, acquired, licensed (to the extent assignable), owned, controlled, held for use, or otherwise possessed by Seller at any time prior to or as of the Closing, that is directed to, embodied in, used in connection with, necessary for, derived from, supportive of, interoperable with, integrated into, or otherwise related to the Naoris Protocol solutions, including without limitation all technology, inventions, discoveries, improvements, software (source code and object code), firmware, algorithms, consensus mechanisms (including dPoSec), cybersecurity architecture, cryptographic systems, validation systems, decentralized infrastructure, blockchain layers, token systems, APIs, development tools, technical data, documentation, white papers, specifications, databases, data models, user interfaces, trade secrets, know-how, trademarks, service marks, trade names, domain names, social media identifiers, copyrights, patent rights, mask works, moral rights (to the extent assignable), and all goodwill associated therewith (collectively, the “Transferred IP”).

2.3.3	After-Acquired and Omitted Assets. Without limiting the foregoing, the transfer effected hereby includes (i) any Intellectual Property omitted from Schedules A-F that falls within the scope of this Section, (ii) all continuations, divisionals, continuations-in-part, reissues, reexaminations, extensions, substitutions, renewals, restorations, foreign counterparts, and priority claims related thereto, and (iii) any Intellectual Property developed prior to Closing but formalized, filed, registered, reduced to practice, or documented after Closing. To the extent any such rights are not automatically transferred by operation of law, Seller hereby presently assigns such rights to Purchaser.

2.3.4	No Retained Rights; Exclusive Ownership. Seller retains no right, title, license, claim, security interest, reversionary interest, shop right, or other interest whatsoever in or to the Transferred IP. Seller expressly waives any claim of joint ownership, implied license, equitable interest, or other residual rights. All goodwill associated with the Transferred IP is included in the transfer.

2.3.5	Further Assurances; Confirmatory Assignments. Seller shall execute and deliver such additional documents, instruments, declarations, assignments, powers of attorney, and other assurances as Purchaser may reasonably request to evidence, perfect, record, register, or enforce Purchaser’s ownership of the Transferred IP in any jurisdiction worldwide, including before the USPTO, WIPO, or any foreign intellectual property office. Seller hereby appoints Purchaser as its attorney-in-fact (coupled with an interest) to execute and file any such documents if Seller fails to do so after reasonable notice.

2.3.6	Waiver of Moral Rights; Cooperation. To the maximum extent permitted by applicable law, Seller hereby waives and agrees not to assert any moral rights or similar rights in the Transferred IP and agrees to cooperate in the enforcement and defense of such rights at Purchaser’s reasonable request.

2.3.7	Intent; Construction. The parties intend that this Section be construed broadly so as to effectuate a complete and comprehensive transfer to Purchaser of all Intellectual Property assets reasonably related to the Naoris Protocol solutions and its development, commercialization, financing, tokenization, licensing, and global expansion, whether or not specifically enumerated on Schedules A-F, and any ambiguity shall be resolved in favor of full transfer.

2.3.8	Amendment of Schedules. The Parties acknowledge that the Schedules attached hereto may be updated, amended, or supplemented from time to time by mutual written agreement of the Parties. Upon execution, any updated Schedule shall be deemed incorporated into and form part of this Agreement.

ARTICLE III. CLOSING

3.1	Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Acquired IP contemplated hereby shall take place at a closing (the “Closing”) to occur on the Effective Date (the “Closing Date”) at such time as the parties may mutually agree. The Closing need not be conducted at a physical location and may instead be effected by the exchange of documents and signatures via electronic mail (including PDF transmission), electronic signature platform, telephonic conference, video conference, or other electronic means. The delivery of executed signature pages and closing deliverables by electronic transmission shall constitute effective delivery for all purposes under this Agreement and shall be deemed originals. The parties agree that the Closing shall be deemed to have occurred upon the exchange (whether electronic or otherwise) of all required executed documents and satisfaction or waiver of the conditions to Closing, unless otherwise agreed in writing by Seller and Purchaser.

3.2	At the Closing, Seller shall deliver to Purchaser the following:

3.2.1	The IP Assignment duly executed by Seller;

3.2.2	Such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement; and

3.2.3	Within a reasonable timeframe, all tangible embodiments of the Acquired IP in Seller’s possession, including all source code, object code, firmware, software tools, designs, schematics, documentation, and other materials related to the Acquired IP.

3.3	At the Closing, Purchaser shall deliver to Seller the following:

3.3.1	The Purchase Price; and

3.3.2	The IP Assignment duly executed by Purchaser.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the Effective Date.

4.1	Organization and Authority of Seller. Seller has full power and authority to enter into this Agreement and the Transaction Documents to which Seller is a party, to carry out his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Transaction Documents to which Seller is a party, the performance by Seller of his obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

4.2	No Conflicts; Consents. The execution, delivery, and performance by Seller of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws, or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; (c) require the consent, notice, or other action by any person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any contract to which Seller is a party or by which Seller is bound or to which any of his properties or assets are subject or any permit affecting the properties, assets, or business of Seller; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of Seller. No consent, approval, permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.3	Title to Acquired IP. Seller owns and has good and valid title to the Acquired IP, free and clear of Encumbrances. Seller is the sole and exclusive owner of all right, title, and interest in and to the Acquired IP, including all intellectual property rights relating thereto.

4.4	Sufficiency of Acquired IP. The Acquired IP constitutes all of the intellectual property owned, licensed, or otherwise used by Seller that is necessary for the operation of the Acquired IP as currently conducted.

4.5	Validity and Enforceability. All Acquired Patents, Acquired Trademarks, and Acquired Copyrights are valid, subsisting, and enforceable. All Acquired Patents, Acquired Trademarks, Acquired Copyrights, and Acquired Domain Names have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Authority, and have not been abandoned or allowed to lapse. All required maintenance fees, annuities, and renewals for the Acquired IP have been timely paid.

4.6	Non-Infringement. The Acquired IP does not infringe, misappropriate, dilute, or otherwise violate the intellectual property of any Person. No Person has infringed, misappropriated, diluted, or otherwise violated any of the Acquired IP.

4.7	Litigation. There are no Actions pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Acquired IP; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

4.8	Compliance With Laws. Seller has complied, and is now complying, with all Laws applicable to the Acquired IP.

4.9	Royalties and Payments. Seller has no obligation to pay any royalties, license fees, or other amounts to any Person by reason of the ownership, use, exploitation, practice, sale, or disposition of the Acquired IP.

4.10	Open Source Software. The Acquired IP may include, incorporate, or otherwise utilize any open source software, freeware, or other software distributed under a similar licensing or distribution model (collectively, “Open Source Software”) in a manner that (a) requires or purports to require the distribution or making available of the source code for any portion of such Acquired IP, (b) prohibits or limits the receipt of consideration in connection with sublicensing or distributing any portion of such Acquired IP, (c) except as specifically permitted by Law, allows any Person to decompile, disassemble, or otherwise reverse-engineer any portion of such Acquired IP, or (d) requires the licensing of any portion of such Acquired IP for the purpose of making derivative works.

4.11	Privacy and Data Security. Seller has complied at all times with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection, use, storage, transfer, and disposal of personal information collected, used, or held for use in connection with the Acquired IP.

4.12	Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon arrangements made by or on behalf of Seller.

4.13	Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Article V are true and correct as of the Effective Date.

5.1	Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Nevada. Purchaser has full corporate power and authority to enter into this Agreement and the Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Transaction Documents to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

5.2	No Conflicts; Consents. The execution, delivery, and performance by Purchaser of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws, or other organizational documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser; or (c) require the consent, notice, or other action by any Person under any contract to which Purchaser is a party. No consent, approval, permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

5.3	Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon arrangements made by or on behalf of Purchaser.

5.4	Legal Proceedings. To the best of Purchasers knowledge and belief, there are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI. COVENANTS

6.1	Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement

6.2	Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Transaction Documents. Without limiting the generality of the foregoing, Seller shall, at Purchaser’s expense, assist Purchaser in the prosecution of any patent applications included in the Acquired Patents, and shall execute all documents reasonably necessary for Purchaser to secure, perfect, register, or enforce its rights in the Acquired IP.

6.3	Transfer of Acquired IP. Seller shall take all actions necessary to transfer the Acquired IP to Purchaser, including:

6.3.1	Executing and delivering to Purchaser the IP Assignment;

6.3.2	Executing and delivering to Purchaser all documents necessary to record the assignment of the Intellectual Property Registrations from Seller to Purchaser with the relevant Governmental Authorities and authorized registrars;

6.3.3	Delivering to Purchaser all tangible embodiments of the Acquired IP in Seller’s possession, including all source code, object code, firmware, software tools, designs, schematics, documentation, and other materials related to the Acquired IP; and

6.3.4	Providing Purchaser with all information and assistance reasonably necessary to enable Purchaser to utilize the Acquired IP.

6.4	Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired IP to Purchaser.

6.5	Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause it’s or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Acquired IP, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

ARTICLE VII. INDEMNIFICATION

7.1	Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend each of Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to, or by reason of:

7.1.1	Any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Transaction Documents, or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

7.1.2	Any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the Transaction Documents; or

7.1.3	Any Third-Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates conducted, existing, or arising on or prior to the Closing Date.

7.2	Indemnification By Purchaser. Subject to the other terms and conditions of this Article VII, Purchaser shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

7.2.1	Any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement; or

7.2.2	Any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Purchaser pursuant to this Agreement; or

ARTICLE VIII. TERMINATION

8.1	Termination. This Agreement may be terminated at any time prior to the Closing by the mutual consent of Seller and Purchaser

8.2	Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party.

ARTICLE IX. MISCELLANEOUS

9.1	Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.2	Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.3	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.4	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.5	Entire Agreement. This Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits, and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

9.6	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Purchaser may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder.

9.7	No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

9.8	Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

9.9	Governing Law; Submission to Jurisdiction

9.9.1	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

9.9.2	ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA IN EACH CASE LOCATED IN THE CITY OF LAS VEGAS AND COUNTY OF CLARK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.9.3	Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.9.4	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

David Carvalho

Date: 2-Mar-2026	By:	/s/ David Carvalho
	Name:	David Carvalho

Date: 2-Mar-2026	Naoris Quantum Protocol Inc. (“Purchaser”)

	By:	/s/ David Carvalho
	Name:	David Carvalho
	Title:	CEO

Exhibit A

Intellectual Property Assignment

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of February 27, 2026 (the “Effective Date”), by and between Naoris Quantum Protocol Inc., a Nevada Corporation having its principal place of business at 304 S. Jones Blvd, Suite 1202 Las Vegas, NV 89107, United States (“Assignee”), and David Carvalho, a Portuguese citizen having his address at Rua Manuel Barbuda e Vasconcelos, House nr 3, 4 AS 3810-498 Aveiro, Portugal (“Assignor”). Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, in connection with that certain IP Acquisition Agreement, dated as of the date hereof (as amended, restated, supplemented, or otherwise modified from time to time, the “Acquisition Agreement”), by and between Assignor and Assignee, Assignee has agreed to Acquisition certain assets of the Business (the “Business”); and

WHEREAS, as a condition to Closing (as such term is defined in the Acquisition Agreement), the parties have agreed to execute and deliver this Agreement setting forth various terms with respect to the Assigned Intellectual Property (as defined below);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE I. ASSIGMENT. Assignor hereby conveys, sells, transfers, and assigns to Assignee all of Assignor’s right, title, and interest throughout the world in and to (a) the Assigned Intellectual Property, (b) all income and royalties hereafter due or payable to Assignor with respect to the Assigned Intellectual Property, (c) all damages and payments for past or future infringements and misappropriations of the Assigned Intellectual Property, and (d) all rights to sue for past, present, and future infringements or misappropriations of the Assigned Intellectual Property, all for Assignee’s own use and enjoyment (including, without limitation, the right to renew and/or apply for copyright, patent, trademark, and/or service mark registrations within or outside the United States based in whole or in part upon the Assigned Intellectual Property, and including any priority right that may have arisen from Assignor’s use of the Assigned Intellectual Property and/or prior ownership of the registration for such Assigned Intellectual Property).

ARTICLE II. LICENSE AGREEMENTS. Assignor hereby conveys, sells, transfers, and assigns to Assignee all of Assignor’s rights and obligations under the Assigned Agreements, and Assignee accepts such assignment and assumes and agrees to pay and perform, when due, all obligations under the Assigned Agreements.

ARTICLE III. AUTHORIZATION. Assignor authorizes and requests the United States Commissioner of Patents and Trademarks, the United States Register of Copyrights, and any other official throughout the world whose duty is to register and record ownership in copyright applications or copyrights, patent applications or patents, and trademark applications or trademarks, to record Assignee as the assignee and owner of any and all of Assignor’s rights in the Assigned Copyrights, Assigned Patents, and Assigned Trademarks.

ARTICLE IV. FURTHER ASSURANCE. Assignor agrees to execute and deliver any instruments and perform any acts which may be reasonably necessary to fully effectuate and record in any and all jurisdictions throughout the world the assignment of the rights, titles, and interests assigned to Assignee pursuant to this Agreement

ARTICLE V. MISCELLANEOUS PROVISIONS.

(a)	Assignability. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party which shall not be unreasonably withheld, and any such assignment without such prior written consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns.

(b)	Amendments; Waivers. This Agreement may not be modified or amended except by a written instrument signed by the parties. In addition, no waiver of any provision of this Agreement shall be binding unless set forth in a writing signed by the party granting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by such party of its right to exercise any such right, power, or remedy or to demand such compliance.

(c)	Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any conflicts of law provision or rule (whether of the State of Nevada or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

(d)	Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

(e)	Entire Agreement. This Agreement, together with the Transfer Agreement, constitute the entire agreement with respect to the subject matter herein and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties.

(f)	Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is held by a court of law to be in violation of an applicable local, state, or federal ordinance, statute, law administrative, or judicial decision, public policy or for any other reason, and if such court should declare such provision of this Agreement to be illegal, invalid, unlawful, void, voidable, or unenforceable as written, then such provision shall be given full force and effect to the fullest extent that is legal, valid, and enforceable, the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, voidable or unenforceable provision was not contained herein, and the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect. If any provision is held to be unenforceable, the court making such determination shall have the power to, and shall, modify such provision to the minimum extent necessary to make such provision, as so modified, enforceable, and such provision shall then be applicable in such modified form. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business, and other purposes of such invalid or unenforceable term.

(g)	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original hereof, but all of which, taken together, shall constitute one and the same agreement as of the date hereof. Any delivery of signature pages of counterparts by way of facsimile or by electronic transmittal of scanned images thereof shall constitute delivery hereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the party providing a facsimile or scanned image.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement as of the date first set forth above.

David Carvalho (“Assignor”)

Date: 2-Mar-2026	By:	/s/ David Carvalho
	Name:	David Carvalho

Date: 2-Mar-2026	Naoris Quantum Protocol Inc. (“Assignee”)

	By:	/s/ David Carvalho
	Name:	David Carvalho
	Title:	CEO

[End Signature Page]

SCHEDULE A

ASSIGNED PATENTS AND PATENT DISLCOSURES

Docket No.	Subject Matter (Titles TBD)	Jurisdiction	Application Type (US Filing)	Filing Status	Status
201_1pr	Systems and Methods for Decentralized Security-State Validation and Consensus	US	Provisional		In Process

202_1pr	Distributed Artificial Intelligence System for Real- Time Threat Detection and Autonomous Network Response	US	Provisional		In Process

203_1pr	Decentralized Artificial Intelligence Consensus System for Real- Time Cybersecurity Threat Validation	US	Provisional		In Process

204_1pr	Continuous Security State Attestation with Blockchain Immutability	US	Provisional		In Process

205_1pr	EVM- Compatible Post-Quantum Smart Contract Execution	US	Provisional		In Process

206_1pr	Decentralized Identity Validation with Security Posture Binding	US	Provisional		In Process

207_1pr	Polymorphic Post-Quantum Cryptographic Selection System	US	Provisional		In Process

208_1pr	Peer-Initiated Node Quarantine System	US	Provisional		In Process

209_1pr	Cross-Chain Security Validation Protocol	US	Provisional		In Process

210_1pr	Verge Cluster Architecture for Scalable Security Consensus	US	Provisional		In Process

211_1pr	Security- Weighted Tokenomic Incentive System	US	Provisional		In Process

212_1pr	Device-to- Validator Conversion System for Cybersecurity Mesh	US	Provisional		In Process

213_1pr	Real-Time Security Anomaly Propagation Network	US	Provisional		In Process

214_1pr	Hardware Security Module Integration for Decentralized Validation	US	Provisional		In Process

215_1pr	Lightweight Security Validator Agent for Resource- Constrained Devices	US	Provisional		In Process

SCHEDULE B
ASSIGNED TRADEMARKS

Docket No.	Mark	Serial No.	Jurisdiction	Classes
101_1us	NAORIS PROTOCOL		US	009, 042
102_1us	NAORIS		US	009, 042
103_1us			US	009, 042
104_1us	NAORIS PQ VPN		US	009
105_1us	dPoSec		US	009, 042
106_1us	SPOE		US	009, 042
107_1us	DIVA		US	009, 042
108_1us	NAORIS CORE		US	009, 042
109_1us	Sub-Zero Layer		US	TBD
110_1us	DQTT		US	009, 042
111_1us	Decentralized Quantum Proof of Trust		US	009, 042
112_1us	Naoris Decentralized Swarm AI		US	009, 042
113_1us	Proof of State		US	009, 042
114_1us	Decentralized Proof of State		US	009, 042
115_1us	Quantum Proof of State		US	009, 042
116_1us	StateProof		US	009, 042
117_1us	Decentralized State Validation		US	009, 042
118_1us	Quantum State Validation		US	009, 042
119_1us	Zero Trust Mesh		US	009, 042
120_1us	Decentralized Zero Trust Mesh		US	009, 042
121_1us	Quantum Zero Trust Mesh		US	009, 042
122_1us	Swarm Security		US	009, 042
123_1us	Decentralized Swarm Security		US	009, 042
124_1us	Quantum Swarm Security		US	009, 042
125_1us	Security Mesh		US	009, 042
126_1us	Decentralized Security Mesh		US	009, 042
127_1us	Quantum Security Mesh		US	009, 042
128_1us	Continuous Attestation		US	009, 042
129_1us	Decentralized Continuous Attestation		US	009, 042
130_1us	Quantum Continuous Attestation		US	009, 042
131_1us	Validation Layer		US	009, 042
132_1us	Decentralized Validation Layer		US	009, 042
133_1us	Quantum Validation Layer		US	009, 042
134_1us	Real-Time State		US	009, 042
135_1us	Decentralized Real-Time State		US	009, 042
136_1us	Quantum Real-Time State		US	009, 042
137_1us	PQ Validation		US	009, 042
138_1us	Decentralized PQ Validation		US	009, 042
139_1us	Security Swarm		US	009, 042
140_1us	Decentralized Security Swarm		US	009, 042
141_1us	Quantum Security Swarm		US	009, 042
142_1us	Bring Your Own Cryptography		US	009, 042
143_1us	BYOC		US	009, 042

SCHEDULE C

ASSIGNED COPYRIGHTS

The copyrights listed herein include all common law rights arising automatically upon fixation pursuant to 17 U.S.C. § 102(a), including all derivative works, updates, revisions, enhancements, commits, forks, builds, deployments, documentation, audiovisual elements, graphical interfaces, and related materials, whether or not registered with the United States Copyright Office. For the avoidance of doubt, this schedule is intended to capture all proprietary works embodied in or supporting the Naoris Protocol solutions.

Docket / Ref. No.	Work	Type of Work	Registration Status
CC-001	Description https://knowl edgebase.na orisprotocol.c om/naoris- protocol/	Online Technical Documentation / Knowledge Base	Unregistered (Common Law)

CC-002	https://github .com/Naoris- Protocol	Software Source Code Repository (All Repositories, Branches, Commits, and Derivatives)	Unregistered (Common Law)

CC-003	https://www. naorisprotoco l.com	Website Content and Design	Unregistered (Common Law)

CC-004	archive.org/d etails/whitep aper-en- 1528889613	Whitepaper / Literary Work	Unregistered (Common Law)

CC-005	doi.org/10.33 90/s23229174	Published Technical Article	Unregistered (Common Law)

CC-006	medium.com /@NaorisProt ocol	Online Articles and Publications	Unregistered (Common Law)

CC-007	linkedin.com/ company/nao risprotocol	Corporate Page Content and Media	Unregistered (Common Law)

CC-008	All Naoris Protocol Environment Software Code, including without limitation all source code, object code, smart contracts, validator software, APIs, backend services, cryptographic modules, blockchain infrastructure components, AI modules, development tools, build scripts, deployment environments , and all updates, modifications, forks, branches, derivatives, and related documentation	Software (Source Code and Object Code)	Unregistered (Common Law)

SCHEDULE D

ASSIGNED TRADE SECRETS

The trade secrets and confidential information listed herein include all proprietary, non-public technical, business, operational, and strategic information deriving independent economic value from not being generally known and subject to reasonable efforts to maintain secrecy, including without limitation algorithms, cryptographic methods, architectural designs, validation methodologies, source code not publicly disclosed, tokenomics models, threat detection models, security scoring logic, deployment configurations, internal documentation, and all derivative works, improvements, and related know-how embodied in or supporting the Naoris Protocol solutions.

Docket / Ref. No.	Trade Secret Description	Category	Date Developed	Protection Measures
TS-001	Decentralized Proof-of-Security Validation Methodologies not publicly disclosed	Algorithm / Consensus Logic	Various	Access Controls, NDAs, Repository Controls

TS-002	Swarm AI Threat Detection Model Parameters and Training Data Sets	AI Model / Training Data	Various	Access Controls, NDAs, Repository Controls

TS-003	Post-Quantum Cryptographic Implementation Techniques	Cryptographic Methods	Various	Access Controls, NDAs, Repository Controls

TS-004	Internal Security Scoring and Device Integrity Weighting Logic	Security Architecture	Various	Access Controls, NDAs, Repository Controls

TS-005	Validator Incentive Calibration and Tokenomic Optimization Models	Tokenomics / Economic Modeling	Various	Access Controls, NDAs, Repository Controls

TS-006	Network Quarantine Trigger Threshold Configurations	Network Security Controls	Various	Access Controls, NDAs, Repository Controls

TS-007	Internal Deployment Scripts and Infrastructure Configuration Files not publicly available	DevOps / Infrastructure	Various	Access Controls, NDAs, Repository Controls

TS-008	Private API Keys, Encryption Key Management Architecture, and Secure Key Rotation Policies	Security Operations	Various	Access Controls, NDAs, Repository Controls

TS-009	Proprietary Governance Logic and Cluster Arbitration Rules	Governance / Consensus	Various	Access Controls, NDAs, Repository Controls

TS-010	All unpublished architectural diagrams, internal specifications, design documents, threat modeling frameworks, and internal testing protocols relating to the Naoris Protocol solutions	Technical Know-How	Various	Access Controls, NDAs, Repository Controls

SCHEDULE E

ASSIGNED DOMAIN NAMES AND SOCIAL MEDIA HANDLES

https://www.naorisprotocol.com

SCHEDULE F

ASSIGNED SOFTWARE

The software assets listed herein include all proprietary software systems, source code, object code, executables, smart contracts, APIs, backend services, validator agents, blockchain nodes, artificial intelligence models, cryptographic libraries, development environments, deployment configurations, staging and production builds, and all updates, upgrades, patches, modifications, forks, branches, derivative works, and related documentation embodied in or supporting the Naoris Protocol solutions. To the extent any third-party open source software components are incorporated, such components are subject to their respective open source licenses and are disclosed in the Open Source Dependencies Disclosure column below.

Docket / Ref. No.	Software Asset Name / Description	Environment	Version / Build	Owner	Deployment Status
SW-001	Naoris Protocol Foundation Layer Software	Core Blockchain Infrastructure	Various	Company	Active / In Development

SW-002	dPoSec Consensus Engine	Blockchain Consensus Module	Various	Company	Active / In Development

SW-003	Swarm AI Threat Detection Engine	AI / Security Layer	Various	Company	Active / In Development

SW-004	Validator Node Agent Software	Distributed Node Software	Various	Company	Active / In Development

SW-005	Post-Quantum Cryptographic Library	Cryptographic Module	Various	Company	Active / In Development

SW-006	Cross-Chain Validation Protocol Software	Interoperability Layer	Various	Company	Active / In Development

SW-007	Security Scoring and Attestation Engine	Security Validation Layer	Various	Company	Active / In Development

SW-008	Tokenomic Incentive Smart Contracts	Blockchain Smart Contracts	Various	Company	Active / In Development

SW-009	Deployment and Infrastructure Automation Scripts	DevOps / Infrastructure	Various	Company	Active / In Development

SW-010	Sub-Zero Layer 1 Blockchain Core Stack	Layer 1 Blockchain Infrastructure	Various	Company	Active / In Development

SW-011	Validator Shield Integrity Verification Software	Validator Protection Layer	Various	Company	Active / In Development

SW-012	Smart Contract Firewall System	Smart Contract Security Layer	Various	Company	Active / In Development

SW-013	DePIN Device Verification and Hardware Attestation System	Hardware / Device Security	Various	Company	Active / In Development

SW-014	Cross-Chain Trust Relay System	Cross-Chain Trust Infrastructure	Various	Company	Active / In Development

SW-015	Oracle and Off- Chain Compute Trust Modules	Oracle / Off- Chain Integrity	Various	Company	Active / In Development

SW-016	Security Node Network Management Platform	Node Management Platform	Various	Company	Active / In Development

SW-017	Frontend and Backend Token Participation Interfaces	Token UI / Backend Services	Various	Company	Active / In Development

SW-018	All Naoris Protocol Environment Software Code, including all repositories, branches, commits, forks, binaries, CI/CD pipelines, validator builds, production deployments, APIs, and backend services	All Environments	Various	Company	Active / In Development